Exhibit 99



 FOR RELEASE: DEC. 14, 1998


 CONTACTS:

      NEES                                    NATIONAL GRID

      INVESTORS:                              INVESTORS:
      Bob Seega, 508-389-2178                 Jill Sherrett
                                              011-44-171-620-9191
      MEDIA:
      Until 6:00 a.m.:                        MEDIA:
      Susan Stevens, 617-236-5800 x2811       Margaret Stewart
                                              011-44-171-620-9191
      After 6:00 a.m.:
      Amy Tull, 508-389-3283


        NEES AND NATIONAL GRID TO MERGE IN $3.2 BILLION TRANSACTION

      WESTBOROUGH, Mass., Dec. 14, 1998   The National Grid Group plc
 (LSE:NGG) and New England Electric System (NYSE:NES) announced today that they have signed a merger agreement under which National Grid will acquire all of the outstanding shares of NEES. Under the terms of the agreement, NEES shareholders will receive $53.75 in cash (subject to upward adjustment) for each NEES share held. The terms value the equity of NEES at approximately $3.2 billion and represent a premium of 25% above the closing price of NEES shares on Dec. 11, 1998.

     National Grid is the owner and operator of the England and Wales high-voltage transmission network, including interconnectors with Scotland and France. National Grid is the world's largest privately owned transmission company, and has almost a decade of experience running a transmission network in a competitive market. It is listed on the London Stock Exchange with a market capitalization of $12.4 billion.

      NEES will become the base of U.S. operations for National Grid, and will provide a regional platform for growth in transmission and distribution

      "For NEES and our employees, this transaction not only keeps jobs in New England, it represents a tremendous opportunity for growth as the base of U.S. operations for a large and successful company. For our customers and the region, it is an opportunity to benefit from National Grid's proven track record of delivering high-quality, low-cost transmission service in the competitive UK market. National Grid's considerable experience should benefit customers here as the competitive electricity market develops in the northeast," said Rick Sergel, president and chief executive officer o NEES.

      "Most important, our customers will continue to receive the same great service from the same people in the yellow trucks, 24 hours a day; and they will continue to receive rates among the lowest in the region. The only difference is that we will have the resources of an international leader behind us," Sergel said.

      Commenting on the acquisition, David Jones, chief executive of National Grid, said: "NEES has a strong reputation for efficient service to customers, and has already played a prominent role in the regulatory developments in the region. The chemistry between the management teams is excellent, and by combining our expertise with that of NEES, I am confident that as a group we will be able to deliver on the exciting prospects in the northeast U.S. and continue to enhance value for National Grid shareholders."

      According to National Grid, the acquisition:

 o represents a significant investment in an efficient, focused transmission and distribution business with a strong operational track record, which will benefit further from National Grid's core skills;

 o enhances National Grid's earnings per share before the amortization of goodwill and significantly enhances National Grid's cash flow per share immediately following the acquisition;

 o provides the right point of entry into the U.S. for National Grid, given New England's favorable economic climate and its advanced state of regulatory evolution toward performance-based regulation;

 o brings National Grid a high-quality management team with proven distribution expertise and a shared view of the industry's future development in the northeast U.S.; an

 o provides an excellent regional platform for growth in transmission and distribution.

      Rick Sergel will continue as president and chief executive officer of NEES and will join the National Grid Board as an executive director, together with one of NEES's outside directors. Alfred D. Houston, NEES chairman, will step down upon the closing of the merger, and will serve as a consultant for two years. A NEES advisory board will be established for two years.

      Upon completion of the acquisition, NEES will become a wholly owned subsidiary of National Grid. NEES and its subsidiary names will remain the
 same.   Headquarters for U.S. operations will remain in Massachusetts, and the strong links forged by NEES with its local communities in Massachusetts, Rhode Island and New Hampshire will be maintained, according to National Grid.

      The acquisition is subject to a number of regulatory and other approvals and consents, including approvals by the U.S. Securities and Exchange Commission, Federal Energy Regulatory Commission, and Nuclear Regulatory Commission, support from the states in which NEES operates, and Hart-Scott-Rodino approval. The acquisition also requires approval by shareholders of both companies, and is expected to be completed by early 2000.

      NEES shareholders will receive a cash payment of $53.75 for each share held when the merger is completed. The cash payment will be subject to an increase if the completion of the merger does not take place on or before the date following six months after approval of the merger by NEES shareholders. The amount of any such adjustment will be determined using a daily accrual rate of $0.0033 until closing, up to a maximum increase of $0.60 per share.

      Merrill Lynch & Co. served as financial advisor and delivered a fairness opinion to NEES. Rothschild and Dresdner Kleinwort Benson are jointly advising National Grid. Dresdner Kleinwort Benson Securities and HSBC Securities are brokers to National Grid.

      More information on the merger agreement and both companies is available on the NEES web site at www.nees.com, and the National Grid web site at www.ngc.co.uk.

      NEES is a public utility holding company headquartered in Westborough Mass. Its subsidiaries Massachusetts Electric Company, Narragansett Electric Company, Granite State Electric Company, and Nantucket Electric Company serve approximately 1.3 million customers in Massachusetts, Rhode Island and New Hampshire. Unregulated subsidiaries include AllEnergy, an energy marketing company, and NEESCom, a telecommunications company.

 This document contains statements that may be considered forward looking under the securities laws. Actual results may differ materially. For a list of factors that could influence results, please refer to NEES's Form 10-Q for the period ended Sept. 30, 1998. The transaction is also subject to contingencies as discussed herein.